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                                                                    Exhibit 10.4

                               SUBLEASE AGREEMENT

     SUBLEASE AGREEMENT (this "Sublease") made this 14th day of February, 2000, by and between ALLAIRE CORPORATION, a Delaware corporation ("Sublessor") and NERVEWIRE, INC., a Delaware corporation ("Sublessee").

                                 WITNESSETH THAT

     WHEREAS, Sublessor, as tenant, and EOP-Riverside Project, L.L.C., a Delaware limited liability company, as landlord (the "Landlord"), are parties to that certain Office Lease Agreement dated November 23, 1999, a redacted copy of which is attached hereto as EXHIBIT A (as so redacted, the "Main Lease") pursuant to which Landlord has leased to Sublessor certain premises containing approximately 270,446 rentable square feet of space (the "Main Premises") known as Suites 1-100, 1-200, 1-300, 2-100 and 2-200 located within the project located at 275 Grove Street, Newton, Massachusetts and known as Riverside Center (the "Building") (the Main Premises consist of approximately 223,300 rentable square feet of space located on the first, second and third floors of the portion of the Building known as One Riverside Center and approximately 47,146 rentable square feet of space located on the first and second floors of the portion of the Building known as Two Riverside Center); and

     WHEREAS, Sublessor has agreed to sublease approximately 47,146 rentable square feet of the Main Premises located on the first and second floor(s) of the portion of the Building known as Two Riverside Center known as Suites 2-100 and 2-200 which space is shown cross-hatched on EXHIBITS B-1 AND B-2 attached hereto (the "Sublease Premises"), to Sublessee on the terms stated herein;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor, and Sublessee hereby agree as follows:

1. SUBLEASE PREMISES. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Sublease Premises, upon and subject to the terms and conditions hereinafter stated or incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings specified in the Main Lease. Sublessee shall have, as appurtenant to the Sublease Premises, the right to use in common with others entitled thereto on a non-exclusive basis, the rights and reservations described in
     Article II of the Main Lease appurtenant to the Sublease Premises. Sublessee acknowledges that, pursuant to Article I.C of the Main Lease, Landlord has the right to field measure the rentable square footage of the Main Premises and the Building. If as a result of such field measurement Landlord and Sublessor shall enter into an amendment of the Main Lease restating the rentable square footage of the Main Premises and/or the Building, Sublessee and Sublessor shall enter into a similar amendment of this Sublease which, in addition to restating the rentable square footage of the Main Premises and/or Building, shall restate (to the extent the same has changed) the rentable square footage of the Sublease Premises. Sublessor and Sublessee acknowledge that the amendment of the rentable square footage of the Sublease Premises will affect the Base Rent (as defined in paragraph 4, below), the Allowance (as defined in paragraph 8, below) and any other right or obligation hereunder which is determined on a "per square foot" basis. Sublessor and Sublessee further acknowledge that the amendment of the rentable square footage of the Sublease Premises or the Main Premises will affect Sublessee's Pro Rata Share (as defined in paragraph 5(g) below).

2. TERM. To have and to hold for a term (the "Term") commencing (the "Commencement Date") on the "Two Riverside Center Commencement Date" (as defined in Article I.G of the Main Lease, and terminating at 11:59 p.m. on the day that is forty-eight (48) months after the Commencement Date, unless sooner terminated or extended, as herein provided. Once the Commencement Date has been established, Sublessee and Sublessor shall confirm the same in writing. Sublessor shall deliver possession of the Sublease Premises on the Commencement Date free of tenants and occupants and all personal property (except for such property moved into the Sublease Premises by Sublessee prior to the Commencement Date). If the Commencement Date does not occur by December 1, 2000 (the "Outside Completion Date"), Sublessee may terminate this Sublease by giving

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     Sublessor written notice of termination on or before the earlier to occur of: (i) five business days after the Outside Completion Date, and (ii) the Commencement Date. In the event that Sublessee terminates this Sublease, this Sublease shall be deemed null and void and of no further force and effect and Sublessor shall promptly refund any Security Deposit previously advanced by Sublessee under this Sublease, and so long as Sublessee shall not previously defaulted under any of its obligations hereunder, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Sublease. Sublessor and Sublessee acknowledge and agree that the determination of the Commencement Date shall take into consideration the effect of any Tenant Delays (as defined in Article III.B of the Main Lease) attributable to Sublessee, and that the Outside Completion Date shall be postponed by the number of days the Commencement Date is delayed due to events of Force Majeure (as defined in Article XXXI.D of the Main Lease).

     Sublessor shall have the right, but not the obligation, to offer Sublessee up to three (3) consecutive one year options to extend the Term of this Sublease, each such extension to be effective upon the expiration of the then current Term. If Sublessor elects to offer Sublessee any of the extension options, it shall, with respect to each such option, give Sublessee written notice of the same no later than twelve (12) months prior to the expiration date of the then current Term. If Sublessee wishes to exercise the extension option then being offered by Sublessor, it shall do so in writing within ninety (90) days after receipt of Sublessor's notice, in which event, the Term shall automatically extend for one year upon the same terms and conditions contained herein (exclusive of the extension option contained in this paragraph), except that Base Rent (as defined in paragraph 4, below) shall be increased to One Million Six Hundred Ninety-Seven Thousand Two Hundred Fifty-Six and 00/100 Dollars ($1,697,256.00) per year (i.e. $141,438.00 per month; $36.00 per rentable square foot per year). If Sublessor shall not offer Sublessee any of the extension options, or if Sublessor shall offer Sublessee an extension option, but Sublessee shall not make the election within the required ninety-day period (time being of the essence), Sublessee shall have no further right to extend the Term. Sublessee agrees that if Sublessor offers Sublessee a one year extension of the Term, Sublessor shall be under no obligation to offer any of the remaining extension options, such right being within Sublessor's sole discretion.

3. PARKING. Sublessee shall have the right, as appurtenant to the Sublease Premises, and without additional charge, to use Sublessee's Pro Rata Share (as defined in paragraph 5(g) herein) of Sublessor's parking spaces in the Parking Area (as defined in Paragraph VI of Exhibit E to the Main Lease). As of the date hereof, it is contemplated that Sublessee shall have the right to use one hundred forty-one (141) parking spaces in the Parking Area which spaces shall be allocated as follows: twelve (12) spaces in the executive parking garage, ninety-eight (98) spaces in the parking structure and thirty-one (31) spaces in the surface parking areas. Sublessee's use of all such spaces shall be subject to the terms and conditions of the Main Lease.

4. RENT. Sublessee covenants and agrees to pay to Sublessor as rent hereunder One Million Six Hundred Two Thousand Nine Hundred Sixty-Four and 00/100 Dollars ($1,602,964.00) per year (i.e. $34.00 per rentable square foot per year) commencing on the Commencement Date in equal monthly installments of One Hundred Thirty-Three Thousand Five Hundred Eight and 33/100 Dollars ($133,580.33) (the "Base Rent") and shall be payable in advance on the first day of each month of the Term at One Riverside Center, 275 Grove Street, Newton, Massachusetts, or such other place as Sublessor shall from time to time designate in writing. It is the intention of the parties that the Base Rent shall be completely "net" to Sublessor such that all utilities furnished to or used by Sublessee at the Sublease Premises shall be paid or reimbursed by Sublessee as provided in paragraph 5, below. Notwithstanding the foregoing, Sublessee shall have no obligation to pay Base Rent until the Sublease Premises are Substantially Complete (as defined in Article III of the Main Lease) or deemed by Landlord to be Substantially Complete absent any Tenant Delays (as defined in Article III.B of the Main Lease) attributable to Sublessee.

5. ADDITIONAL RENT. Sublessee covenants and agrees to pay the Sublessor, as additional rent, the following amounts (hereinafter, "Additional Rent"):


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     a.   Sublessee's Pro Rata Share of the Tax Excess pursuant to Article IV of the Main Lease;

     b. Sublessee's Pro Rata Share of the Expense Excess pursuant to Article IV of the Main Lease;

     c. All electricity used by Sublessee in the Sublease Premises as determined by Landlord pursuant to Article X of the Main Lease;

     d. Sublessee shall be fully responsible for items of Additional Rent (as defined in the Main Lease) charged by Landlord and attributable to the Sublease Premises, including supplementary services requested by Sublessee or provided by Landlord to the Sublease Premises pursuant to Articles VII and X of the Main Lease;

     e. Sublessee shall pay in a timely manner all charges for telephone, internet service, cable and other utilities contracted by Sublessee which are now or hereafter separately billed to Sublessee by the utility provider or by Landlord;

     f. With respect to any item of Additional Rent payable on a monthly basis, Sublessee shall pay the same at the same time as Base Rent shall be due hereunder; otherwise, Additional Rent shall be within twenty-one (21) days after Sublessor notifies Sublessee of the amount thereof. Sublessee shall be liable for such Additional Rent only as it relates to the period covered by this Sublease. Sublessee shall have no liability for additional rent attributable to periods prior to the Commencement Date or subsequent to the expiration of the Term hereunder.

     g. As used herein, "Sublessee's Pro Rata Share" shall be the fraction comprised of 47,146 (representing the rentable square footage of the Sublease Premises) as the numerator and 270,446 (representing the total rentable square footage of the Main Premises) as the denominator, as the same may be adjusted pursuant to the terms herein and/or in Main Lease.

     h.   Base Rent and Additional Rent are collectively referred to as "Rent".

6. LATE COMPLETION PENALTIES. In the event that the Sublease Premises are not Substantially Complete by October 1, 2000 (the "Outside Completion Date") through no fault of Sublessee (including, without limitation, Tenant Delays attributable to Sublessee), which Outside Completion Date shall be extended by reasons of Force Majeure (as defined in Article XXXI.D of the Main Lease), subject to the last sentence of this Paragraph, Sublessee shall be entitled to a rent abatement in the amount of $ 4,392.00 (the "Rent Abatement") for every day after the Outside Completion Date until either the Sublease Premises are Substantially Complete or the Main Lease is terminated pursuant to Article III.E of the Main Lease. Any such Rent Abatement shall be applied against Base Rent next due hereunder until the same shall be exhausted. Sublessee's right to the Rent Abatement described herein shall be conditioned upon Sublessor receiving from the Landlord pursuant to the Main Lease an equivalent abatement of Rent with respect to the Sublease Premises.

7. SECURITY DEPOSIT. Sublessee will deposit with the Sublessor, in accordance with the following schedule, a security deposit (the "Security Deposit") in the amount of One Million Four Hundred Seventy-Seven Thousand and 00/100 Dollars ($1,477,000.00) to be held by Sublessor for the duration of this Sublease as security for the full performance by Sublessee of all the obligations on the part of Sublessee hereunder. One half of the Security Deposit ($738,500.00) shall be paid upon the execution of this Sublease. The remaining one half of the Security Deposit shall be paid as follows:
     (i) $246,000.00 shall be delivered on or before April 1, 2000; (ii) $246,000 shall be delivered on or before June 1, 2000; and (iii) $246,500.00 shall be delivered on or before the Commencement Date. The Security Deposit shall, at the option of Sublessee, be in the form of either cash or an irrevocable demand letter of credit (the "Letter of Credit"), in form and substance reasonably acceptable to Sublessor, issued by Fleet Bank, N.A. or other FDIC-insured banking institution reasonably acceptable to Sublessor (the "Issuing Bank").


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     a.   If the Security Deposit, or any portion thereof, is in the form of cash, Sublessor shall hold the same without liability for interest or to segregate such cash from Sublessor's other funds; provided, however, if the cash portion of the Security Deposit is, at any time, more than $50,000.00, then such cash portion shall be held by Sublessor in a segregated interest-bearing account designated for such purpose, provided that Sublessee shall have provided Sublessor with Sublessee's federal taxpayer identification number. Sublessor assumes no responsibility for the sufficiency of interest being offered by such bank. If Sublessor shall be required to keep the Security Deposit in a segregated interest-bearing account, Sublessor shall give Sublessee notice of the bank holding the Security Deposit and the identification of such account and, provided Sublessee shall not be in default hereunder, shall pay to Sublessee on the anniversary of the Commencement Date, all accrued interest, if any, on such account. Sublessee shall not mortgage, pledge, grant a security interest in, or otherwise encumber the Security Deposit. Sublessor shall have the right from time to time, without prejudice to any other remedy Sublessor may have on account thereof, to apply such Security Deposit, or any part thereof, to Sublessor's damages arising from any default (beyond applicable notice and cure periods) on the part of Sublessee. Upon such application, Sublessee shall promptly restore the Security Deposit to its original amount. Upon the full performance by Sublessee of its obligations hereunder, the Security Deposit, or such amount that shall be remaining after application of the same hereunder, together with any accrued interest thereon not previously delivered to Sublessee, shall be returned by Sublessor to Sublessee upon the expiration or earlier termination of this Sublease and surrender of possession of the Sublease Premises by Sublessee to Sublessor at such time.

     b. If the Security Deposit is in the form of a Letter of Credit, such Letter of Credit shall, throughout the Term, be in full force and in compliance with the terms of this Sublease. Sublessee shall not mortgage, pledge, grant a security interest in, or otherwise encumber the Letter of Credit or the proceeds of the same. Sublessor shall have the right from time to time, without prejudice to any other remedy Sublessor may have on account thereof, to draw on the Letter of Credit and apply the proceeds, or any part thereof, to Sublessor's damages arising from any default (beyond applicable notice and cure periods) on the part of Sublessee. Upon such application, Sublessee shall promptly restore the Security Deposit to its original amount by either delivering cash or a new Letter of Credit complying with the provisions hereof to Sublessor. In addition, in the event that (i) Sublessor shall transfer its interest under the Main Lease to a third party and the Issuing Bank does not consent to the transfer of Sublessor's beneficial interest to such third party or issue a replacement Letter of Credit in identical form to such third party, or
          (ii) such Letter of Credit will expire by its terms prior to the end of the Term, and Sublessee fails to provide a substitute Letter of Credit at least thirty (30) days prior to such expiration, then Sublessor may draw on the Letter of Credit. Any portion of the proceeds of the Letter of Credit not applied to cure a default by Sublessee hereunder, shall be held by Sublessor as a cash Security Deposit pursuant to the provisions of subparagraph A above, unless Sublessee shall deliver to Sublessor a new Letter of Credit complying with the provisions hereof, in which event the unapplied cash proceeds shall be promptly returned to Sublessee. Upon the full performance by Sublessee of its obligations hereunder, the Letter of Credit (or the remaining proceeds thereof if previously drawn and not applied to cure a default by Sublessee hereunder), shall be surrendered by Sublessor to Sublessee upon the expiration or earlier termination of this Sublease and surrender of possession of the Sublease Premises by Sublessee to Sublessor at such time.

     c. Notwithstanding anything herein to the contrary, provided Sublessee is not in default under this Sublease as of the third (3rd) anniversary of the Commencement Date (i.e. the expiration of the 3rd lease year), the amount of the Security Deposit shall reduce to $1,000,000.00 effective as of the 3rd anniversary of the Commencement Date. Furthermore, in the event that that the Term of this Sublease has been extended pursuant to paragraph 2 herein, and provided that


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          Sublessee is not in default under this Sublease as of the forth (4th)
          anniversary of the Commencement Date (i.e. the expiration of the 4th lease year), the amount of the Security Deposit shall reduce to $600,000.00 effective as of the 4th anniversary of the Commencement Date. If the Security Deposit is provided by Sublessee in the form of cash, Sublessor shall return the reduced portion of the Security Deposit to Sublessee within thirty (30) days following the applicable anniversary date. If the Security Deposit is provided in the form of a letter of credit, such reduction shall be accomplished by having Sublessee provide Sublessor with a substitute letter of credit in the reduced amount. If the Security Deposit is provided through a combination of cash and letter of credit, Sublessee, by written notice to Sublessor, shall advise Sublessor as to the method that will be used to effectuate the reduction of the Security Deposit.

8. LANDLORD WORK. Pursuant to the provisions of Exhibit D to the Main Lease (the "Work Letter"), Landlord is responsible for the construction of Landlord Work to prepare the Main Premises (including the Sublease Premises) for Sublessor's use and occupancy. Except as expressly provided in this Sublease, Sublessee agrees (a) to be bound by the terms and conditions of the Work Letter as if Sublessee were the "Tenant" thereunder, to the extent that the same shall be applicable to the Sublease Premises; and (b) to be responsible for any liability, losses, costs and expenses incurred by Sublessor due to Sublessee's failure to timely, fully and faithfully perform the obligations of Sublessor under the Work Letter to the extent that the same shall be applicable to the Sublease Premises (including, without limitation, Tenant Delays attributable to Sublessee). Subject to Landlord's obligation to contribute $25.00 per rentable square foot of the Sublease Premises (i.e. $1,178,650.00) (the "Allowance") to the Cost of Landlord Work, the Cost of Landlord Work with respect to the Sublease Premises shall be at Sublessee's sole cost and expense. Sublessee shall pay the Cost of Landlord Work with respect to the Sublease Premises in excess of the Allowance at such time(s), and in such manner, as required pursuant to the Work Letter, but in no event more than five (5) Business Days after billing thereof from Sublessor. In addition, Sublessee shall pay to Sublessor a fee equal to fifty cents ($.50) per rentable square foot of the Sublease Premises (i.e. $23,573.00) toward the cost of Sublessor's construction manager. The fee shall be paid in five (5) equal monthly installments of $4,714.60 beginning on March 1, 2000, with the last such installment due on July 1, 2000.

9. ARCHITECTURAL ALLOWANCE. Sublessee shall be entitled to Sublessee's Pro Rata Share of the Architectural and Engineering Allowance being provided by Landlord to Sublessor pursuant to the Work Letter (i.e. $94,292.00) toward the cost of architectural and engineering services for the Main Premises contracted by Sublessor. Such share shall be payable to Sublessee at such time and in the manner prescribed in the Work Letter. Sublessee shall contract with Margulies & Associates for Core Architectural Services. The term "Core Architecture Services" means architectural services required for the basic configuration of the Sublease Premises, such as placement of walls, doors and cabling. Sublessee may contract with Bergmeyer Associates, Inc. (or other architect selected by Sublessee and acceptable to Sublessor in its reasonable discretion) for all other architectural services to the Sublease Premises. The design of the Sublease Premises, whether by Margulies & Associates, Bergmeyer Associates, Inc, or other architect, shall be subject to Landlord's prior approval in accordance with the provisions of the Main Lease, and to Sublessor's prior approval, which approval Sublessor agrees shall not be unreasonably withheld.

10. EARLY ACCESS PERIOD. Sublessee shall have access to the Sublease Premises during the period beginning twenty-one (21) days prior to the Commencement Date (the "Early Access Period") for the purpose of installing Sublessee's voice/data cabling and systems, furniture and equipment; provided, that such access does not contribute to Tenant Delays (as defined in Article III.B of the Main) so as to cause a delay in the date of Substantial Completion (as defined in Article III.A of the Main Lease). Sublessor and Sublessee agree to work together in good faith to schedule Sublessee's work in the Sublease Premises during the Early Access Period so as to minimize interference with the timely completion of Landlord Work. Sublessee shall not conduct any business in the Sublease Premises during the Early Access Period. During the Early Access Period, Sublessee


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     shall be subject to all of the terms and conditions of this Sublease, except that no Base Rent or Additional Rent shall be due or payable.

11. SIGNAGE. Subject to Section IX.B of Exhibit E to the Main Lease, Sublessor shall cause Sublessee's name to be listed any tenant directory in the lobby of the Building, and on any standard tenant identification signage on or adjacent to the main entry door to the Sublease Premises on each floor of the Building on which the Sublease Premises are located.

12.  INCORPORATION OF MAIN LEASE.

     a. Except as otherwise expressly provided herein, all of the terms, covenants and conditions of the Main Lease are incorporated herein by reference and made a part hereof with the same force and effect as if set forth herein in their entirety, provided that the terms and conditions hereof shall be controlling whenever the terms and conditions of the Main Lease are contradictory to or inconsistent with terms and conditions hereof, and provided further that those incorporated provisions of the Main Lease which are protective and for the benefit of Landlord shall, in this Sublease, be deemed to be protective and for the benefit of both Landlord and Sublessor, that references therein to "Landlord" and "Tenant" shall be deemed to refer to "Sublessor" and "Sublessee", respectively, that references therein to "this Lease" shall be deemed to refer to "this Sublease," and that references therein to the "Premises" shall be deemed to refer to the "Sublease Premises," as defined herein.

     b. Notwithstanding Subparagraph a, above, the terms, covenants and conditions contained in the following provisions of the Main Lease (including any redacted portions of the Main Lease) are expressly excluded from this Sublease: Article I (but only the following paragraphs: C (first two sentences only), D, E, G (definitions of the "Term" and "Termination Date" only), H, I, J and K); Section III.E.2;
          Article VI; Article XXXI.M (except for the first three sentences); Exhibit C; Exhibit E (except Sections VI (Parking), VII (Hazardous Materials), IX.B (Directory and Entry Signage), XV (Vacation or Abandonment) and XVII (Building Risers)); Exhibit F; Exhibit K; Exhibit L; Exhibit O; and Exhibit P.

13.  ADDITIONAL SUBLESSEE COVENANTS. Sublessee hereby covenants and agrees:

     a. To observe, comply and perform all of the terms, covenants, conditions and provisions of the Main Lease on the part of the Sublessor as tenant thereunder to be performed pursuant to the provisions thereof, to the extent the same are applicable to the Sublease Premises and not inconsistent with the terms and provision of this Sublease, and neither to do nor cause to be done, nor suffer, nor permit any act or thing to be done which would or might cause the Main Lease or the rights of Sublessor as tenant thereunder to be canceled, terminated, forfeited or surrendered, or might make Sublessor liable for any damages, claims or penalties.

     b. Sublessee shall maintain throughout the Term such insurance (with such coverages and in such amounts) as Sublessor is required to maintain pursuant to Article XV of the Main Lease. All liability insurance shall name Sublessor, Landlord, and any other parties that Landlord may designate pursuant to the Main Lease as additional insureds. Sublessee agrees to deliver evidence of insurance to Sublessor as of the date hereof and thereafter not less than thirty (30) days prior to the expiration of any such policy. Such insurance shall not be cancellable without thirty (30) days' prior written notice to Sublessor and Landlord. Sublessor will not carry insurance of any kind on Sublessee's furniture, equipment or personal property, and, except as provided by law, shall not be obligated to repair any damage thereto or to replace the same.

14.  ASSIGNMENT/SUB-SUBLEASE.


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     a.   Except in connection with a Permitted Transfer (defined below),
          Sublessee shall not assign, sublease, transfer or encumber any interest in this Sublease or allow any third party to use any portion of the Sublease Premises (collectively or individually, a "Transfer") without the prior written consent of (a) Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed if Sublessor does not elect to exercise its recapture rights below, and
          (b) Landlord pursuant to Article XII of the Main Lease. Without limitation, it is agreed that Sublessor's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's net worth is less than that of Sublessee either on the execution date of this Sublease or at the time immediately prior to such Transfer, which ever is greater, provided that such criteria shall only be applicable to an assignee of this Sublease, and shall not be applicable to a subtenant or other occupant of the Sublease Premises; (2) the proposed transferee's financial capability is insufficient in Sublessor's reasonable judgment, to meet the obligations imposed by the Transfer or under this Sublease; (3) the proposed transferee is a business competitor of Sublessor; (4) Sublessee is in default (beyond the expiration of any notice and cure periods) under this Sublease; or (5) Landlord does not grant its consent or conditions its consent in such a manner as to increase Sublessor's obligations or decrease Sublessor's rights under the Main Lease. Sublessee shall not be entitled to receive monetary damages based upon a claim that Sublessor unreasonably withheld its consent to a proposed Transfer and Sublessee's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Paragraph shall, at Sublessor's option, be void. Consent by Sublessor to one or more Transfer(s) shall not operate as a waiver of Sublessor's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer (as defined below) release or relieve Sublessee from any obligation under this Sublease.

     b. As part of its request for Sublessor's consent to a Transfer, Sublessee shall provide Sublessor with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Sublessor may reasonably request. Sublessor shall, by written notice to Sublessee within 10 Business Days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Sublessor and/or Landlord, or reasonably refuse to consent to the Transfer in writing; or (2) recapture the space that Sublessee desires to Transfer. Notwithstanding the foregoing, Sublessor shall not have the right to recapture any portion of the Sublease Premises that is being transferred pursuant to a Permitted Transfer. Sublessee shall pay any review fee which Sublessor is required to pay Landlord pursuant to the Main Lease.

     c. Sublessee and Sublessor shall equally share the net amount of all rent and other consideration which Sublessee receives as a result of a Transfer that is in excess of the Rent payable to Sublessor for the portion of the Sublease Premises and Term covered by the Transfer, and after deducting any portion of such excess to which Landlord shall be entitled pursuant to the terms and conditions of the Main Lease. Sublessee shall pay Sublessor any such excess within 30 days after Sublessee's receipt of such excess consideration. Sublessee may deduct from the excess all reasonable and customary expenses directly incurred by Sublessee attributable to the Transfer including Landlord's review fee, brokerage fees, legal fees and construction costs. If Sublessee is in Monetary Default (defined in Section XIX.A. of the Main Lease), Sublessor may require that all sub-sublease payments be made directly to Sublessor, in which case Sublessee shall receive a credit against Rent in the amount of any payments received (less: any excess).

     d. Except as provided below with respect to a Permitted Transfer, if Sublessee is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.

          The foregoing shall not apply so long as Sublessee is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

     e. Sublessee may assign its entire interest under this Sublease or sublet the Sublease Premises or any portion thereof to a wholly owned corporation, partnership or other legal entity or affiliate, subsidiary or parent of Sublessee or to any successor to Sublessee by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer") without the consent of Sublessor (but subject, however, to the consent of Landlord pursuant to the Main Lease), provided: (i) Sublessee is not in default under this Sublease beyond notice and applicable cure periods; (ii) if such proposed transferee is a successor to Sublessee by purchase, merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Sublessee;
          (iii) such proposed transferee operates the business in the Sublease Premises for the Permitted Use and no other purpose; and (iv) in no event shall any Permitted Transfer release or relieve Sublessee from any of its obligations under this Sublease. In addition, if the proposed transferee is a successor to Sublessee by purchase, merger, consolidation or reorganization and the continuing or surviving entity does not have a net worth which is at least equal to the greater of Sublessee's net worth on the execution date of this Sublease or the net worth of Sublessee immediately prior to such purchase, merger, consolidation or reorganization. Sublessee shall give Sublessor written notice at least thirty (30) days prior to the effective date of such Permitted Transfer; provided that if the Permitted Transfer is being treated as confidential by Sublessee, Sublessee shall provide Sublessor with written notice within thirty (30) days after the first to occur of the closing date of the Permitted Transfer and the date that the occurrence or proposed occurrence of the Permitted Transfer becomes public knowledge. As used herein: (a) "parent" shall mean a company which owns a majority of Sublessee's voting equity; (b) "subsidiary" shall mean an entity wholly owned by Sublessee or at least fifty-one percent (51%) of whose voting equity is owned by Sublessee; (c) "affiliate" shall mean an entity controlled, controlling or under common control with Sublessee; and (d) "net worth" shall mean Sublessee's total assets minus Sublessee's total liabilities calculated at the period of time in question.

15. SUBLESSOR'S COVENANT. Except for the obligations of Sublessee hereunder, Sublessor covenants to observe, comply and perform all of the terms, covenants, conditions and provisions of the Main Lease to be observed and/or performed by Sublessor, and neither to do nor cause to be done any act or thing (other than the exercise of Sublessor's rights hereunder) which would or might cause the Main Lease or this Sublease or the rights of Sublessee hereunder to be canceled, terminated, forfeited or surrendered or might make Sublessee liable for any damages, claims or penalties.

16. NO SUBLESSOR MAINTENANCE, ETC. OBLIGATION. Sublessor shall not have any obligation to construct, maintain, alter, repair or restore the Sublease Premises, the Building, or any parking area or other facility or improvement thereon or appurtenant thereto or to provide Sublessee with any service of any kind or description whatsoever, nor shall Sublessor be responsible for the performance of Landlord's obligations under the Main Lease or be liable in damages or otherwise for any negligence of Landlord or for any damage or injury suffered by Sublessee as a result of any act or failure to act by Landlord or any default by Landlord in fulfilling its obligations under the Main Lease. Without limiting the generality of the foregoing, Sublessor shall not be required to perform any of the obligations, or to provide any of the services, to be performed or provided by Landlord under Article VII or Section IX.B of the Main Lease. If Landlord shall default in any of its obligations to Sublessor, Sublessor shall cooperate with Sublessee, upon request by Sublessee and at Sublessee's sole cost and expense, in enforcing Sublessor's rights against Landlord under the Main Lease.

17. NO LIABILITY FOR LANDLORD DEFAULT. Sublessor will not incur any liability whatsoever to Sublessee for any injury, inconvenience, or damages incurred or suffered by Sublessee as a result of the exercise by Landlord of any of the rights reserved to Landlord under the

     Main Lease, nor shall such exercise constitute a constructive eviction or a default by Sublessor hereunder, unless such exercise by Landlord arises out of a default under the Main Lease by Sublessor but only to the extent such default is not attributable to the default of Sublessee hereunder.

18. CONDITION OF THE PREMISES. By taking possession of the Sublease Premises on the Commencement Date, Sublessee is deemed to have accepted the Sublease Premises with no representation or warranty by Sublessor as to the condition of the Sublease Premises or suitability thereof for Sublessee's use, and further agrees that it shall have no claim that Sublessor has failed to perform its obligation to deliver the Sublease Premises with Landlord Work complete; PROVIDED, HOWEVER, the foregoing shall not apply to "punch list" work to be performed by Landlord after the Commencement Date, or to "latent defects" to be corrected by Landlord pursuant to Article III.C of the Main Lease. Sublessee acknowledges that pursuant to the Main Lease, Landlord is responsible for the completion of Landlord Work in the Sublease Premises and shall contribute the Allowance toward to Cost of Landlord Work in the Sublease Premises; accordingly, Sublessee acknowledges Sublessor shall have no obligation to do any work in or to the Sublease Premises, or to incur any expense in connection with said work, in order to make them suitable and ready for occupancy and use by Sublessee.

19. FIRE, CASUALTY AND EMINENT DOMAIN. In the event the Sublease Premises, or a portion thereof, are rendered substantially unsuitable for their intended use by fire or other casualty or are taken by eminent domain, a just and proportionate abatement of rent shall be made to the extent Sublessor is entitled to an abatement of rent under the Main Lease. Sublessee hereby releases and assigns to Sublessor all of Sublessee's right, title and interest in and to any and all damages to the Sublease Premises, except for moving and/or relocation awards payable to Sublessee, for any taking by eminent domain or by reason of anything lawfully done in pursuance of public authority. Sublessee further covenants to deliver such further assignments and assurance thereof as Sublessor any from time to time reasonably request. In the event of a fire or other casualty or a taking by eminent domain, Sublessee shall have the right to terminate this Sublease in the manner and under the circumstances set forth in Articles XVII and XVIII of the Main Lease as if fully set forth herein.

20. DEFAULT AND ENFORCEMENT. It is agreed that the relationship between, and the rights of, Sublessor and Sublessee shall, with respect to enforcement of the provisions of this Sublease Agreement and termination hereof, be governed by Articles XIX and XX of the Main Lease as if they were Landlord and Tenant respectively. In any action or proceeding involving a dispute between Sublessor and Sublessee arising out of the enforcement of the terms and conditions of this Sublease, the prevailing party shall be entitled to receive from the other party its costs (including reasonable attorneys' fees) incurred in connection with such action or proceeding.

21. CONSENTS. Sublessor shall not unreasonably withhold, condition or delay any consent or approval requested by Sublessee under the terms of this Sublease, provided, however, that it shall not be unreasonable for Sublessor to withhold or delay any such consent or approval until it has first obtained the written consent of Landlord with respect to such matter.

22. SUBORDINATION; TERMINATION. This Sublease is and shall be subject and subordinate to the Main Lease and all amendments and modifications thereto; provided, however, Sublessee shall not be subject to any future amendment or modification of the Main Lease which reduces Sublessee's rights or increases Sublessee's obligations hereunder. Upon termination of the Main Lease, (i) this Sublease shall terminate simultaneously therewith, without giving rise to any claim or action against Sublessor as a result of such termination, unless such termination was the result of a breach by Sublessor under the Main Lease and in no way attributable to a breach by Sublessee of any term, covenant or condition of this Sublease, and (ii) any unearned rent paid in advance shall be refunded to Sublessee unless such termination was the result of a breach by Sublessee of any term, covenant or condition of this Sublease. Notwithstanding any provision in this Sublease or the Main Lease to the contrary, and except for termination rights of Sublessor under

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

     the Article III.E, XVII and XVIII of the Main Lease, Sublessor shall not voluntarily terminate the Main Lease.

23. RELATIONSHIP BETWEEN SUBLESSOR AND SUBLESSEE. The parties hereto agree that the relationship between Sublessor and Sublessee hereunder shall, except as otherwise provided herein, be governed by the provisions of the Main Lease as if they were landlord and tenant under the Main Lease.

24. NOTICES. All notices required or permitted hereunder shall be in writing and given in the manner described in Article XXVIII of the Main Lease, at the following addresses:

     If to Sublessor: as provided in Article I.M of the Main Lease:

     If to Sublessee:

          If prior to the Commencement Date: 200 Needham Street, Needham, MA
          02494

          If on or after the Commencement Date: At the Sublease Premises with a copy to: Gadsby & Hannah LLP, 225 Franklin Street, Boston, MA 02110, Attn: Cynthia B. Kelliher, Esq.

     If to Landlord: as provided in Article I.M of the Main Lease.

     Any of the persons named in this Section may change the address for notices by written notice sent to each of the other persons at the addresses as set forth herein.

25. SEVERABILITY. If any provision of this Sublease shall to any extent be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, the parties agree to amend this Sublease so as to effectuate the original intent of the Sublessor and Sublessee. There are no oral or written agreements between Sublessor and Sublessee affecting this Sublease.

26. CONSENT OF LANDLORD. The obligations of the parties hereto are conditional upon Landlord's execution and delivery of the Consent to Sublease in the form attached hereto as EXHIBIT C.

27. AMENDMENT. This Sublease Agreement may not be amended, altered, or modified except by instrument in writing and executed by Sublessor and Sublessee.

28. GOVERNING LAW. This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

29. BIND AND INURE. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

30. BROKER. Sublessor and Sublessee each represent and warrants to the other that it has not dealt with any broker in connection with this Sublease except for Insignia/ESG Inc. to whom Sublessor shall be responsible for a commission. Sublessor and Sublessee shall indemnify the other against, and hold the other harmless from the breach of its representation and warranty hereunder.

31. SUBLESSOR. The term "Sublessor" whenever used in this Sublease shall be limited to mean and include only the tenant or tenants at the time in question under the Main Lease, so that in the event that the original Sublessor hereunder, or any successor Sublessor, shall assign or otherwise dispose of its entire interest under the Main Lease, and the new tenant or tenants under the Main Lease shall assume the obligations of such original Sublessor or successor Sublessor, as the case may be, under the Main Lease, and recognize Sublessee's rights under this Sublease, such original Sublessor or successor Sublessor, as the case may be, shall thereupon be released from all liabilities and obligations of the Sublessor under this Sublease accruing after the time of such assignment or disposition (provided, that, any cash Security Deposit and accrued interest thereon shall have been transferred to the new tenant or tenants under the Main Lease) and all such liabilities and obligations shall thereupon become binding on the new tenant or tenants under the Main Lease. Sublessor agrees to give Sublessee prompt written notice of the assignment or disposition of its entire interest under the Main Lease, together with a copy of the instrument evidencing the assumption of Sublessor's obligations under the Main Lease and the recognition of Sublessee's rights under this Sublease. Notwithstanding anything herein to the contrary, no partner, general or limited, of Sublessor shall be personally liable for the observance or performance of Sublessor's obligations hereunder, all such liability being limited to the assets of Sublessor.

32. CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary contained in this Sublease, neither party hereto shall be liable to the other for any indirect, special, consequential or incidental damages (including without limitation loss of profits, loss of use or loss of goodwill) regardless of
     (i) the negligence (either sole or concurrent) of either party, or (ii) whether either party has been informed of the possibility of such damages. It is expressly understood and agreed that damages payable by either party to Landlord shall be deemed to constitute direct damages of such party.

33. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, and as so executed shall constitute one original agreement. This Agreement shall be of no force or effect until fully executed by all parties.


     EXECUTED under seal as of the date first above written.


Witness:                           Sublessor:

                                   ALLAIRE  CORPORATION


/s/ ???????????                    By: /s/ David A. Gerth
---------------------------           ------------------------------------------
Name:                                 David A. Gerth, its Chief Financial
                                      Officer and Vice President for Operations
                                      and Finance, duly authorized


Witness:                           Sublessee:

                                   NERVEWIRE, INC.


/s/ Michael F. Newbold             By: /s/ Ryan R. Srenneman
---------------------------            -----------------------------------------
Name: Michael F. Newbold           Name: Ryan R. Srenneman
                                   Title: VP Finance, duly authorized


                                       11